                                                                      EXHIBIT 12
                                                                      ----------

Liberty Media Corporation
Calculation of Ratio of Earnings to Fixed Charges
(dollars in millions)
(unaudited)


                                                           Two
                                                4 Mos     Months     6 Mos
                                                Ended      Ended     Ended                        Year Ended December 31,
                                                                                  ------------------------------------------------
                                                6/30/99   2/28/99    6/30/98      1998      1997        1996     1995     1994
                                                ----------------------------------------------------------------------------------
Earnings  (losses) before  income taxes         $ (926)    141          (164)        1,083    (645)       1,174    (100)    283

Add:

Interest on debt                                    81      38            70           178      71           58      61      23
Interest portion of rentals                          4       2             6            11       9           13      22      17
Amortization of debt  expense                        2       1             2             5       3            1       -       -
Distributions from and losses  of less
 than 50%-owned affiliates with debt
 not guaranteed by Liberty                          52      31           398           876     723          310     195      45
Minority interest in earnings/(losses) of
 consolidated subsidiaries                         (12)     (3)            5           (13)     10          (18)    142       -
                                                ----------------------------------------------------------------------------------
Earnings available for fixed charges            $ (799)    210           317         2,140     171        1,538     320     368
                                                ==================================================================================


Fixed charges:

Interest on  debt:


LMC and consolidated subsidiaries                   46      26            33           104      40           53      34      11
Less than  50%-owned affiliates with debt
 guaranteed by Liberty                               6       3             8            16      11            1       2       2
Liberty's  proportionate share of interest of
 50%-owned affiliates                               29       9            29            58      20            4      25      10
                                                ----------------------------------------------------------------------------------
    Total interest on debt                          81      38            70           178      71           58      61      23

Interest portion on rentals                          4       2             6            11       9           13      22      17
Amortization of debt expense                         2       1             2             5       3            1       -       -
Capitalized interest                                 -       -             -             -       -            -       -       -
                                                ----------------------------------------------------------------------------------
Total fixed charges                             $   87      41            78           194      83           72      83      40
                                                ==================================================================================
Ratio of earnings to fixed charges                   -    5.12          4.06         11.03    2.06        21.36    3.86    9.20

Deficiency                                      $ (886)      -             -             -       -            -       -       -


The ratio of earnings to fixed charges of the Company was 11.03, 2.06, 21.36,
3.86 and 9.20 for the years ended December 31, 1998, 1997, 1996, 1995 and 1994, respectively, and 5.12 and 4.06 for the two-months ended February 28, 1999 and the six-month period ended June 30, 1998, respectively. The ratio of earnings to fixed charges of the Company was less than 1.00 for the four-month period ended June 30, 1999; thus, earnings available for fixed charges were inadequate to cover fixed charges for such period. The amount of coverage deficiency for the four-month period ended June 30, 1999 was $886 million. For the ratio calculations, earnings available for fixed charges consists of earnings (losses) before income taxes plus fixed charges, distributions from and losses of less than 50%-owned affiliates with debt not guaranteed by the Company (net of earnings not distributed of less than 50%-owned affiliates) and minority interests in earnings (losses) of consolidated subsidiaries. Fixed charges consist of (i) interest on debt, including interest related to debt guaranteed by the Company of less than 50%-owned affiliates where the investment in such affiliates results in the recognition of a loss, (ii) the Company's proportionate share of interest of 50%-owned affiliates, (iii) that portion of rental expense the Company believes to be representative of interest (one-third of rental expense), and (iv) amortization of debt expense. The Company has guaranteed the debt of certain less than 50%-owned affiliates and certain unaffiliated entities in which it has an interest. Fixed charges of $1 million relating to such guarantees for the years ended December 31, 1998, 1997, 1995 and 1994 and for the six months ended June 30, 1998 and the four months ended June 30, 1999 have not been included in fixed charges because the investment in such entities does not result in the recognition of a loss and it is not probable that the Company will be required to honor the guarantee.